Exhibit 10.23

Cymer, Inc.

Long-Term Incentive Program

Summary Description

Establishment:  The Compensation Committee of Cymer’s Board of Directors originally adopted the Long-Term Incentive Program on October 16, 2007 (“LTIP”).  The following is a summary of the terms of the LTIP, as amended effective January 1, 2009.

Eligibility: Director-level employees and senior Individual Contributor employees and above that are employed by Cymer or its subsidiaries are eligible to participate in the LTIP.  Employees hired or promoted to an eligible position within a fiscal year will be eligible to participate in the LTIP for that fiscal year and receive a full award.  Those employees first hired or promoted to an eligible position on or after October 1st of a fiscal year will not be eligible to participate in the LTIP for the immediately following fiscal year.

Award Targets:  Equity awards will be granted under Cymer’s Amended And Restated 2005 Equity Incentive Plan or any successor equity incentive plan (“Incentive Plan”) and may include any of the following equity vehicles: performance-based vesting restricted stock units (“PRSUs”), restricted stock units (“RSUs”), stock options, and/or any other equity awards permitted under the Incentive Plan. All potential equity awards granted under the LTIP will be based on a target dollar amount which is benchmarked annually against similarly-sized companies within our industry.  This target dollar award is then converted into equity awards by dividing an average fair value of the equity vehicle into the target dollar award to determine the size of the equity award (the “equity guideline”). The equity guideline is tied to the position level held at the time of the grant and is expressed as a number of shares subject to the equity awards (i.e., participants at the same position level are eligible to receive similar-sized equity awards).

PRSU Performance Measures: The number of shares subject to any PRSU awards that will vest and become issuable to participants following the applicable 3-year performance period that commences on the first trading day of the fiscal year that includes the date of grant (“the performance period”) will be determined based on Cymer’s relative performance compared to Cymer’s peer companies as listed on the attached Appendix A (the “peer companies”) over the performance period, and individual MBO achievement during the performance period, such determination based on performance measures approved by the Compensation Committee of Cymer’s Board of Directors as follows:

Financial Performance Metrics:  Cymer’s actual performance measured against two financial metrics:

•      Revenue Growth relative to peer companies:  60% weighting.

Revenue Growth is defined as the average 1-year growth for the three (3) fiscal years covered in the performance period.  1-year growth is calculated as ending fiscal year total revenue divided by prior fiscal year total revenue, minus one.

•      Net Income Change as a Percentage of Revenue relative to peer companies:  40% weighting.

Net Income Growth is defined as the average 1-year net income change as a percent of revenue for the three (3) years covered in the performance period.  One year change is calculated as ending year net income minus prior year net income, divided by ending year total revenue.  Note:  the net income change as a percent of revenue calculation is used rather than true net income growth (ending year net income divided by prior year net income, minus one) as many peer companies have recently experienced net losses and net income growth cannot be calculated when one year is a loss.

Individual Performance Metrics:  The number of shares subject to PRSUs that will vest and be issued will be adjusted downward if the participant’s individual 3-year average MBO achievement during the performance period is less than 100% of the participant’s target MBOs.  For example, if individual average MBO achievement over the performance period is 92% of target (100%), the number of shares subject to PRSUs that will vest and be issued on the distribution date is reduced by 8%.

Calculation of PRSU Awards:

Award Determination:  The actual PRSU award earned is based on Cymer’s percentile rank of actual performance as measured relative to peer companies for Revenue Growth (weighted 60%) and Net Income Growth (weighted 40%):

Percent Rank vs. Peers	Percent of Target Award Earned
< 40th Percentile	0%
40th – 50th Percentile	50%
50th – 60th Percentile	75%
60th – 70th Percentile	100%
70th – 80th Percentile	125%
80th – 90th Percentile	150%
Greaterthan 90th Percentile	200%

•                  Target Revenue Growth Component:

•                  No PRSUs will be awarded for relative performance to peer companies below 40th percentile ranking (refer to chart above),

•                  Between 50% and 100% of the PRSU target will be awarded for relative performance to peer companies that is at or above the 40th and at or below the 70th percentile ranking (refer to chart above),

•                  An above-plan performance multiplier will be applied only to the target revenue growth component amounts of the PRSUs when Cymer’s performance is greater than 70th percentile ranking (refer to chart above) against peer companies.

•                  Target Net Income Growth Component:

•                  No PRSUs will be awarded for performance below 40th percentile ranking (refer to chart above),

•                  Between 50% and 100% of the PRSU target will be awarded for relative performance to peer companies that is at or above  the 40th and at or below the 70th percentile ranking (refer to chart above),

•                  An above-plan performance multiplier will be applied only to the target net income growth component amounts of the PRSUs when Cymer’s performance is greater than 70th percentile ranking (refer to chart above) against peer companies.

Performance Adjustments:  An adjustment will be made to the target PRSUs based upon achievement against established individual MBOs:

•                  Target Individual MBO Adjustments:

•                  No PRSUs will be awarded to a participant whose individual 3-year average MBO performance is below 60% of the MBO target, regardless of Cymer’s financial performance,

•                  PRSUs will be adjusted downward based on the individual’s 3-year average MBO achievement if 3-year average MBO achievement is below 100%.

All determinations of financial metric and individual MBO performance are subject to approval by executive management and/or the Compensation Committee of Cymer’s Board of Directors:

Vesting/Performance Period:

PRSUs:  PRSU shares will vest and be issued, if at all, following the end of the performance period.  The number of PRSU shares that vest and will be issued to the participant, if any, will be contingent upon the level of achievement of the performance measures as determined by the Compensation Committee following the end of the performance period.  The PRSU shares that vest upon achievement of the performance measures, as determined by the Compensation Committee, will be issued during the first calendar year that follows the performance period, but no later than 30 days following the completion and certification of financial statements for the performance period.  A participant must be employed on the last day of the performance period in order to be eligible for any shares subject to the PRSU award to vest and become issuable to the participant.

RSUs:  RSU grants vest over a three-year period commencing on or about the first date of the fiscal year in which the award is granted with 33% of the shares vesting on the first, second and third annual anniversaries of the vesting commencement date subject to the participant’s continued service with Cymer through the applicable vesting dates.

Stock Options:  Stock option grants vest over a four-year period commencing on or about the first date of the fiscal year in which the award is granted with 25% of the shares vesting on the first annual anniversary of the vesting commencement date, and the balance vesting in 36 equal monthly installments thereafter over the remaining 3-year vesting period subject to the participant’s continued service with Cymer through the applicable vesting dates.

Other Equity Awards:  Equity awards other than PRSUs, stock options and RSUs will be subject to such vesting conditions as may be determined by the Compensation Committee.

PRSU Performance Approval and Process: Revenue growth and net income growth performance will be calculated and verified by Finance and approved by the Compensation Committee of Cymer’s Board of Directors for the performance period.   All determinations of financial and individual MBO metric performance are subject to approval by executive management and/or the Compensation Committee of Cymer’s Board of Directors.  The Compensation Committee has the authority to alter any portion of the PRSU award distributable to any individual participant under the LTIP.

Terms of Equity Awards:  All equity awards will be granted in accordance with the terms of Cymer’s Incentive Plan and the applicable form of equity award agreement for the Incentive Plan.  Participants will receive a prospectus describing the terms of the equity awards according to the Incentive Plan.

Annual Maximum: The dollar value of the aggregate annual awards under the LTIP and the Short-Term Incentive Plan (STIP) may not exceed 15% of Cymer’s adjusted EBITDA annually (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock options). If the aggregate award amount under both plans exceeds the cap, the awards will be adjusted downward proportional to 15% of Cymer’s adjusted EBITDA for the year.

Disclaimer: Cymer reserves the right to modify the LTIP at any time. Cymer also retains the right to award additional incentive compensation outside the LTIP without regard to the minimum performance metrics or annual maximum limits set forth in the LTIP.

APPENDIX A

List of Peer Companies(1)

Advanced Energy Industries, Inc.

Asyst Technologies, Inc.

Axcelis Technologies, Inc.

Brooks Automation, Inc. (USA)

Coherant Inc

FEI Company

FLIR Systems, Inc.

FormFactor, Inc.

MKS Instruments, Inc.

Newport Corporation

Phototronics, Inc.

Varian Semiconductor

Veeco Instruments, Inc.

Agilent Technologies Inc.

Applied Materials, Inc.

KLA-Tencor Corporation

Lam Research Corporation

Leap Wireless International, Inc.

MEMC Electronic Materials, Inc.

Microchip Technology, Inc.

Novellus Systems, Inc.

(1) The applicable list of peer companies will be reconfirmed by Cymer prior to the beginning of each performance period.  If a company is acquired or is no longer an operating entity as of the end of the performance period, the company will be excluded from the peer list for that performance period.

APPENDIX B

Target Amounts for Fiscal Year 2009

The LTIP target award values and actual equity awards granted for fiscal year 2009 performance to our named executive officers are as follows:

		Awards Granted
Executive Officer	Target Award Value (1)	Number of Restricted Stock Units (RSUs) (2)	Number of Performance Restricted Stock Units PRSUs (2)	Aggregate Fair Market Value of Awards on Grant Date (3)
Robert P. Akins, Chairman of the Board and Chief Executive Officer	$1,200,000	17,820	17,820	$775,526

Edward J. Brown, Jr., President and Chief Operating Officer	$900,000	13,370	13,370	$581,862

Paul B. Bowman, Vice President Investor Relations and Interim Chief Financial Officer	$600,000	8,910	8,910	$387,763

Rae Ann Werner, Vice President, Corporate Controller and Chief Accounting Officer	$200,000	2,970	2,970	$129,254

The 2009 target dollar amount is divided into two (2) equity award components granted under the Incentive Plan: 50% in RSUs and 50% in PRSUs.  For fiscal year 2009, in view of the ongoing economic recession and in conjunction with the Company’s cost reduction initiative, the equity awards actually granted under the LTIP were reduced to approximately 65% of the target dollar amount.

(1)

The Target Award Value dollar amount for each executive represent the target dollar value of the LTIP awards as established consistent with our 60th percentile pay philosophy and assumes that exactly 100% of the financial and individual performance target metrics are achieved. However, as noted above, in view of the ongoing economic recession and in conjunction with the Company’s cost reduction initiative, the equity awards actually granted under the LTIP for fiscal year 2009 were reduced to approximately 65% of the Target Award Value. Please also refer to the LTIP sections entitled “PRSU Performance Measures” and “Calculation of PRSU Awards” for a description of adjustments to be made to the PRSU awards depending upon actual performance.

(2)

The number of RSUs and PRSUs granted were each calculated by dividing the adjusted dollar value applicable to such portion of the equity award, dividing by Cymer’s 30-day average stock price as of January 2, 2009 ($21.88) and rounding the result to the nearest ten shares.

(3)

The aggregate fair market value of the RSUs and PRSUs on the grant date (February 5, 2009) was calculated by multiplying the aggregate number of shares to be issued in respect of the awards by the closing sales price of our stock on the grant date ($21.76) and rounding the result to the nearest dollar.